Exhibit 99.1

Walker Innovation Board Announces Decision to Seek Dissolution

Special Meeting of Stockholders to be Held to Approve Plan

Stamford, CT – July 2, 2018 – Walker Innovation Inc. (OTCQB: WLKR) (“Walker Innovation” or the “Company”), which sought to develop and commercialize its unique portfolio of intellectual property assets through licensing and enforcement operations, today announced that its Board of Directors has approved the liquidation and dissolution of the company, subject to stockholder approval, and plans to distribute all available cash to its stockholders as soon as legally permitted and reasonably practicable after paying or making reasonable provision for all known and potential liabilities and other obligations of the Company. As of June 30, 2018 the Company had cash and cash equivalents of approximately $22.8 million and 39,526,311 shares outstanding on a fully diluted basis. The Company currently estimates, subject to change, that the initial distribution to stockholders will occur in September 2018 and will be net of the Company’s operating expenses and additional costs of liquidation and dissolution incurred between June 30, 2018 and the date of distribution, as well as a contingency reserve of between $1.5 - $2.5 million for known and potential liabilities and other obligations of the Company during the wind down period following the initial distribution. The Company anticipates that unused contingency reserve, if any, will be the subject of one or more future distributions.

Plan of Liquidation and Dissolution

The Company's Board of Directors has approved a plan of liquidation and dissolution of the Company, which is subject to stockholder approval. The Company intends to call a meeting of its stockholders to seek approval of the dissolution and will file proxy materials with the Securities and Exchange Commission as soon as practicable.

The Company's Board of Directors undertook a strategic review of the acquisition opportunities available to the Company in light of the Company’s current resources, and determined it to be in the best interests of the stockholders to dissolve the Company.

The plan of liquidation and dissolution contemplates an orderly wind down of the Company's remaining business and operations. If the Company's stockholders approve the dissolution, the Company intends to file a certificate of dissolution with the Delaware Secretary of State, make an initial liquidating distribution of substantially all of its cash and cash equivalents, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, lease obligations, and costs associated with the liquidation and dissolution, and make a final distribution to its stockholders of cash, subject to applicable legal requirements. In order to conserve its available resources and assets, the Company plans to seek relief from certain of its reporting obligations under the Securities Exchange Act of 1934, as amended and, upon the filing of the certificate of dissolution, the Company also intends to cease trading in its stock on the public markets, close its stock transfer books and discontinue recording transfers of shares of its stock.

Subject to claims that may be presented to the Company as part of the dissolution process, the Company currently estimates that it will maintain an initial reserve for any contingent and unknown obligations and liabilities, in accordance with applicable law until the resolution of such matters. Any remaining cash is expected to be distributed to stockholders as soon as reasonably practicable and permitted by applicable law. The amount distributable to stockholders, however, may vary substantially from the amount currently expected based on a number of factors, including the resolution of outstanding known and contingent liabilities, the possible assertion of claims currently unknown to the Company, and costs incurred to wind down the Company's business.

Important Additional Information will be filed with the SEC

This press release is for informational purposes only. It is not a solicitation of a proxy. In connection with the plan of dissolution, the Company intends to file with the SEC a proxy statement and other relevant materials. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF DISSOLUTION. Stockholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC's web site at http://www.sec.gov. In addition, the Company will make available or mail a copy of the definitive proxy statement to stockholders of record on the record date when it becomes available. A free copy of the proxy statement, when it becomes available, and other documents filed with the SEC by the Company may also be obtained by directing a written request to: Walker Innovation Inc., Attn: Secretary, Two High Ridge Park, Stamford CT, 06905 or by accessing the "Investors—SEC Filings" section of the Company's website at www.walkerinnovation.com. Stockholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the plan of dissolution.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Walker Innovation, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Walker Innovation Inc.

Walker Innovation (OTCQB: WLKR) owns and sought to commercialize, license and enforce the unique portfolio of intellectual property developed by inventor and entrepreneur Jay Walker, who serves as the Company’s Executive Chairman. The Company has a history of performing innovation services that help companies improve their internal product and business development efforts. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Mr. Walker currently ranks as the world’s 14th most patented living individual, based on U.S. patent issuances according to Wikipedia.  Additional information regarding the company can be found at  www.walkerinnovation.com

Investor Contact for Walker Innovation Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218